Exhibit g(1)

CUSTODY AGREEMENT

by and between

MANNING & NAPIER FUND, INC.

and

THE BANK OF NEW YORK MELLON

i

SECTION 8 – TAXES, REPORTS AND RECORDS	12
8.1 Tax Obligations	12
8.2 Market Data	13
8.3 Statements and Reports	13
8.4 Review of Reports	13
8.5 Books and Records	13
8.6 Required Disclosure	14
8.7 Tools	14

SECTION 9 – PROVISIONS REGARDING CUSTODIAN	15
9.1 Standard of Care	15
9.2 Limitation of Duties and Liability	15
9.3 Losses	16
9.4 Gains	16
9.5 Centralized Functions	16
9.6 Force Majeure	16
9.7 Fees	17
9.8 Indemnification	17

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT	17
10.1 Amendment	17
10.2 Termination	17
10.3 Successors and Assigns	18

SECTION 11 – ADDITIONAL PROVISIONS	18
11.1 Non-Custody Assets	18
11.2 Appropriate Action	18
11.3 Governing Law	18
11.4 Representations	18
11.5 USA PATRIOT Act	19
11.6 Privacy and Information Security	19
11.7 Non-Fiduciary Status	20
11.8 Notices	19
11.9 Entire Agreement	19
11.10 Necessary Parties	20
11.11 Execution in Counterparts	20
11.12 Captions	20

ii

CUSTODY AGREEMENT

CUSTODY AGREEMENT, dated and effective as of the latest date set forth on the signature page hereto (the “Effective Date”), between MANNING & NAPIER FUND, INC., a Maryland corporation registered under the ‘40 Act (defined below) as an open end management investment company (the “Fund”), and THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (the “Custodian”).

SECTION 1 – CUSTODY ACCOUNTS; INSTRUCTIONS

1.1 Definitions. Whenever used in this Agreement, the following words shall have the meanings set forth below:

“’40 Act” shall have the meaning set forth in Section 1.3.

“Account” or “Accounts” shall have the meaning set forth in Section 1.2.

“Authorized Instructions” shall have the meaning set forth in Section 1.5.

“Authorized Person” shall mean any Person authorized by the Fund to give Oral Instructions or Instructions with respect to one or more Accounts or with respect to foreign exchange, derivative investments or information and transactional web based services provided by the Custodian or a BNY Mellon Affiliate. Authorized Persons shall include Persons authorized by an Authorized Person. Authorized Persons, their signatures and the extent of their authority shall be provided by a Certificate. The Custodian may conclusively rely on the authority of an Authorized Person until it receives Written Instructions to the contrary.

“BNY Mellon Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon Group” shall have the meaning set forth in Section 9.5.

“Book-Entry System” shall mean the United States Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

“Business Day” shall mean any day on which the Custodian and relevant Depositories are open for business.

“Centralized Functions” shall have the meaning set forth in Section 9.5.

“Certificate” shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian by letter or facsimile transmission and signed on behalf of the Fund by two (2) Authorized Persons or persons reasonably believed by the Custodian to be Authorized Persons.

“Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

“Data Providers” shall mean pricing vendors, analytics providers, brokers, dealers, investment managers, Authorized Persons, Subcustodians, Depositories and any other Person providing Market Data to the Custodian.

“Data Terms Website” shall mean http://bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by the Custodian to the Fund.

“Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the ’40 Act identified to the Fund from time to time and (d) the respective successors and nominees of the foregoing.

“Instructions” shall mean Written Instructions, S.W.I.F.T., on-line communications or other method or system, each as specified by the Custodian as available for use in connection with the services hereunder.

“Losses” shall mean, collectively, losses, costs, expenses, damages, liabilities and claims.

“Market Data” shall mean pricing or other data related to Securities and other assets. Market Data includes but is not limited to security identifiers, valuations, bond ratings, classification data and other data received from investment managers and others.

“Non-Custody Assets” shall have the meaning set forth in Section 11.1.

“Operational Losses” shall have the meaning set forth in Section 2.1.

“Oral Instructions” shall mean instructions expressed in spoken words received by the Custodian. Where the Custodian provides recorded lines for this purpose, such instructions must be given using such lines.

“Person” or “Persons” shall mean any entity or individual.

“Replacement Subcustodian” shall have the meaning set forth in Section 2.1.

“Required Care” shall have the meaning set forth in Section 2.1.

“Securities” shall include, without limitation, any common stock and other equity securities, depository receipts, limited partnership and limited liability company interests, bonds, debentures and other debt securities, notes or other obligations, and any instruments representing rights to receive, purchase or subscribe for the same, or representing any other rights or interests therein (whether represented by a certificate or held in a Depository, a Foreign Depository or with a Subcustodian or on the books of the issuer) that are acceptable to the Custodian.

“Series” shall mean the various portfolios, if any, of the Fund listed on Schedule I hereto, and if none are listed references to Series shall be references to the Fund.

“Shares” shall have the meaning set forth in Section 6.1.

“Subcustodian” shall mean a bank or other financial institution (other than a Foreign Depository) located outside the United States which is utilized by the Custodian or by a BNY Mellon Affiliate in connection with the purchase, sale or custody of Securities or cash hereunder and is identified to the Fund from time to time, and their respective successors and assigns.

“Tax Obligations” shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Written Instructions” shall mean written communications, including a Certificate, received by the Custodian by overnight delivery, postal services or facsimile transmission.

1.2        Establishment of Account. (a) The Fund hereby appoints the Custodian as the custodian of all Securities and cash at any time delivered to the Custodian to be held under this Agreement. The Custodian hereby accepts such appointment and agrees to establish and maintain one or more accounts for each Series in which the Custodian will hold Securities and cash as provided herein. Such accounts (each, an “Account,” and collectively, the “Accounts”) shall be in the name of the Fund.

(b)        The Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Fund and the Custodian may agree upon (each a “Special Account”), and the Custodian shall reflect therein such assets as the Fund may specify in Instructions.

(c)        The Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in Instructions such accounts on such terms and conditions as the Fund and the Custodian shall agree, and the Custodian shall transfer to such account such Securities and cash as the Fund may specify in Instructions.

(d)        Additionally, the Fund’s Board specifically authorizes the Custodian to hold Securities and cash of the Fund with any domestic Subcustodian, Depository or Foreign Depository as further described herein and the Foreign Custody Manager Agreement of equal date herewith.

1.3        Representations and Warranties. The Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each giving of Oral Instructions or Instructions by the Fund, that:

(a)        It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)        This Agreement has been duly authorized, executed and delivered by the Fund, has been approved by a resolution of its board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c)        It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d)        It will not use the services provided by the Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Fund;

(e)        Its board with its foreign custody manager, as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the “‘40 Act”), has determined that use of each Subcustodian (including any Replacement Subcustodian) which the Custodian is authorized to utilize in accordance with this Agreement satisfies the applicable requirements of the ‘40 Act and Rule 17f-5 thereunder;

(f)        The Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the ‘40 Act;

(g)        It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions to the Custodian, shall safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances and acknowledges and agrees that Instructions need not be reviewed by the Custodian, may conclusively be presumed by the Custodian without inquiry to have been given by person(s) duly authorized and may be acted upon as given;

(h)        It shall manage its borrowings, including, without limitation, any advance or overdraft (including any day-light overdraft) in the Accounts, so that the aggregate of its total borrowings for each Series does not exceed the amount such Series is permitted to borrow under the ‘40 Act;

(i)        Its transmission or giving of, and the Custodian acting upon and in reliance on, Instructions or Oral Instructions pursuant to this Agreement shall at all times comply with the ‘40 Act;

(j)        It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(k)        It has the right to make the pledge and grant the security interest and security entitlement to the Custodian contained in Section 5 hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as the Custodian may require to assure such priority.

1.4        Distributions. The Custodian shall make distributions or transfers out of an Account pursuant to Instructions. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting in an administrative or in a ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

1.5        Authorized Instructions. The Custodian shall be entitled to rely upon any Oral Instructions or Instructions actually received by the Custodian and reasonably believed by the Custodian to be from an Authorized Person (“Authorized Instructions”). Notwithstanding any other provision included in this Agreement, Written Instructions relating to the disbursement of cash of the Fund other than in connection with the purchase, sale or settlement of Securities, shall be in the form of a Certificate. The Fund agrees that an Authorized Person shall forward to the Custodian Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to the Custodian. The Fund agrees that the fact Instructions confirming Oral Instructions are not received or that contrary Instructions are received by the Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by the Custodian.

1.6        Authentication. If the Custodian receives Instructions that appear on their face to have been transmitted by an Authorized Person via (i) facsimile or other electronic method that is not secure or (ii) secure electronic transmission containing applicable authorization codes, passwords or authentication keys, the Fund understands and agrees that the Custodian cannot determine the identity of the actual sender of such Instructions and that the Custodian shall be entitled to conclusively presume that such Instructions have been sent by an Authorized Person. The Fund shall be responsible for ensuring that only Authorized Persons transmit Instructions to the Custodian and that all Authorized Persons safeguard and treat with extreme care applicable user and authorization codes, passwords and authentication keys.

1.7        On-Line Systems. If an Authorized Person elects to transmit Instructions through an on-line communication system offered by the Custodian, the use thereof shall be subject to any terms and conditions contained in a separate written agreement. If the Fund or an Authorized Person elects, with the Custodian’s prior consent, to transmit Instructions through an on-line communications service owned or operated by a third party, the Fund agrees that the Custodian shall not be responsible or liable for the reliability or availability of any such service.

SECTION 2 – CUSTODY SERVICES

2.1        Holding Securities. (a) Notwithstanding that Accounts shall be in the name of the Fund, subject to the terms hereof, the Fund hereby authorizes the Custodian to hold any Securities in registered form in the name of the Custodian or one of its nominees as may be applicable. Securities held for the Fund hereunder shall be segregated on the Custodian’s books and records from the Custodian’s own property. The Custodian shall be entitled to utilize, subject to subsection (d) of this Section 2.1, Subcustodians, Depositories, and subject to subsection (e) of this Section 2.1, Foreign Depositories in connection with its performance hereunder. Securities and cash held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s or a BNY Mellon Affiliate’s agreements with such Subcustodian. Securities and cash deposited by the Custodian in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Subcustodians may be authorized to hold Securities in Depositories or Foreign Depositories in which such Subcustodian participates. Unless otherwise required by local law or practice or a particular subcustodian agreement, Securities deposited with Subcustodians, Depositories or Foreign Depositories will be held in a commingled account in the name of the Custodian or a BNY Mellon Affiliate for the Funds. The Custodian shall identify on its books and records the Securities and cash belonging to the Fund, whether held directly or indirectly through Subcustodians, Depositories or Foreign Depositories. The Custodian shall, directly or indirectly through Subcustodians, Depositories or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration or where such Securities are acquired. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (a “Replacement Subcustodian”). In the event the Custodian selects a Replacement Subcustodian, the Custodian shall not utilize such Replacement Subcustodian until after the Fund’s board or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the ‘40 Act and Rule 17f-5 thereunder.

(b)        The Custodian shall exercise reasonable care in the selection or retention, monitoring and continued use of a Subcustodian in light of prevailing rules, terms, practices and procedures in the relevant market (“Required Care”). The Custodian shall be liable for repayment to the Fund of cash credited to an Account and cash credited to the Fund’s or the Custodian’s cash account at a Subcustodian that the Custodian is not able to recover from the Subcustodian (other than as a result of a Country Risk Event). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Subcustodian (“Operational Losses”), the Custodian shall be liable for: (i) Operational Losses with respect to Securities or cash held by the Custodian with or through a BNY Mellon Affiliate to the extent the Custodian would be liable under this Agreement if the applicable act or failure to act was that of the Custodian; and (ii) Operational Losses with respect to Securities or cash held by the Custodian with or through a Subcustodian (other than a BNY Mellon Affiliate) to the extent that such Operational Losses were directly caused by failure on the part of the Custodian to exercise Required Care; provided that in no event shall the Custodian have any liability for Operational Losses arising out of or relating to a Country Risk Event. With respect to all other Operational Losses not covered by clauses (i) and (ii) (including the proviso) above, the Custodian shall take appropriate action to recover such Operational Losses from the applicable Subcustodian and the Custodian’s sole liability shall be limited to amounts recovered from such Subcustodian (exclusive of costs and expenses incurred by the Custodian).

(c)        Unless the Custodian has received Instructions to the contrary, the Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Fund by such Subcustodian and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(d)        With respect to each Depository, the Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

(e)        With respect to each Foreign Depository, the Custodian shall exercise reasonable care, prudence and diligence (i) to provide the Fund with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by the Custodian, and shall not include any evaluation of Country Risk Events.

2.2        Depositories. The Custodian shall have no liability whatsoever for the action or inaction of a Depository or a Foreign Depository or for any Losses resulting from the maintenance of assets with a Depository or a Foreign Depository. Notwithstanding the foregoing sentence, the Custodian shall be liable for repayment to the Fund of cash credited to the Fund’s, the Custodian’s or a Subcustodian’s account at a Depository or a Foreign Depository that the Custodian is not able to recover from the Depository or Foreign Depository (other than as a result of a Country Risk Event).

2.3        Agents. The Custodian may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its services hereunder. Except as otherwise provided herein, no such appointment shall discharge the Custodian from its obligations hereunder.

2.4        Custodian Actions without Direction. With respect to Securities held hereunder, the Custodian shall:

a.        Receive all eligible income and other payments due to the Accounts;

b.        Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

c.        Facilitate access by the Fund or its designee to ballots or online systems to assist in the voting of proxies received by the Custodian in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters);

d.        Forward to the Fund or its designee information (or summaries of information) that the Custodian receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

e.        Forward to the Fund or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by the Custodian in its capacity as custodian. No further action or notification related to the bankruptcy case shall be required;

f.        Endorse for collection checks, drafts or other negotiable instruments; and

g.        Execute and deliver, solely in its custodial capacity, certificates, documents or instruments incidental to the Custodian’s performance under this Agreement.

2.5        Custodian Actions with Direction. The Custodian shall take the following actions in the administration of the Accounts only pursuant to Authorized Instructions:

a.        Settle purchases and sales of Securities and process other transactions, including free receipts and deliveries to a broker, dealer, future commission merchant or other third party specified in Instructions;

b.        Take actions necessary to settle transactions in connection with futures or options contracts, short-selling programs, foreign exchange or foreign exchange contracts, swaps and other derivative investments; and

c.        Deliver Securities in an Account if an Authorized Person advises the Custodian that the Fund has entered into a separate securities lending agreement, provided that the Fund executes such agreements as the Custodian may require in connection with such arrangements.

2.6        Foreign Exchange Transactions. (a) For the purpose of settling Securities and foreign exchange transactions, the Fund shall provide the Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in United States dollars to purchase the necessary foreign currency or (ii) sufficient applicable foreign currency, to settle the transaction. The Custodian shall provide the Fund with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by the Custodian from Subcustodians, Depositories and Foreign Depositories. Such funds shall be in United States dollars or such other currency as the Fund may specify to the Custodian.

(b)        Any foreign exchange transaction effected by the Custodian in connection with this Agreement may be entered with the Custodian or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. The Fund may issue standing Instructions with respect to foreign exchange transactions, but the Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Fund.

SECTION 3 – CORPORATE ACTIONS

3.1        Custodian Notification. The Custodian shall notify the Fund or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that the Custodian in its capacity as custodian has actually received notice of such right or discretionary corporate action from the relevant Subcustodian or Depository. Without actual receipt of such notice by the Custodian in its capacity as custodian the Custodian shall have no liability for failing to so notify the Fund.

3.2        Direction. Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Fund’s ownership of Securities, the Fund or its designee shall be responsible for making any decisions relating thereto and for directing the Custodian to act. In order for the Custodian to act, it must receive Instructions using the Custodian generated form or clearly marked as instructions for the decision at the Custodian’s offices addressed as the Custodian may from time to time request, by such time as the Custodian shall advise the Fund or its designee. If the Custodian does not receive such Instructions by such deadline, the Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Securities.

3.3        Voting Rights. All voting rights with respect to Securities, however registered, shall be exercised by the Fund or its designee. The Custodian will make available to the Fund proxy voting services upon the request of, and for the jurisdictions selected by, the Fund in accordance with terms and conditions to be mutually agreed upon by the Custodian and the Fund.

3.4        Partial Redemptions, Payments, Etc. The Custodian shall promptly advise the Fund or its designee upon its notification in its capacity as custodian of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If the Custodian or any Subcustodian, Depository or Foreign Depository holds any Securities affected by one of the events described, the Custodian, Subcustodian, Depository or Foreign Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

SECTION 4 – SETTLEMENT OF TRADES

4.1 Payments. Promptly after each purchase or sale of Securities by the Fund, an Authorized Person shall deliver to the Custodian Instructions specifying all information necessary for the Custodian to settle such purchase or sale. For the purpose of settling purchases of Securities, the Fund shall provide the Custodian with sufficient immediately available funds for all such transactions by such time and date as conditions in the relevant market dictate.

4.2        Contractual Settlement and Income. The Custodian may, as a matter of bookkeeping convenience, credit an Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by the Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until the Custodian shall have received immediately available funds that under applicable local law, rule and practice are irreversible and not subject to any security interest, levy or other encumbrance, and that are specifically applicable to such transaction.

4.3        Trade Settlement. Transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. The Fund understands that when the Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. The Fund assumes full responsibility for all risks involved in connection with the Custodian’s delivery of Securities pursuant to Authorized Instructions in accordance with local market practice.

SECTION 5 – DEPOSITS AND ADVANCES

5.1        Deposits. The Custodian may hold cash in Accounts or may arrange to have cash held by a BNY Mellon Affiliate or Subcustodian, or with a Depository or Foreign Depository. Where cash is on deposit with the Custodian, a Subcustodian or a BNY Mellon Affiliate, it will be subject to the terms of this Agreement and such deposit terms and conditions as may be issued by the Custodian or a BNY Mellon Affiliate or Subcustodian, to the extent applicable, from time to time, including rates of interest and deposit account access.

5.2        Sweep and Float. Cash may be swept as directed by the Fund or its investment adviser to investment vehicles offered by the Custodian or to other investment vehicles. Cash may be uninvested when it is received or reconciled to an Account after the deadline to be swept into a target vehicle, or when held for short periods of time related to transaction settlements. The Fund acknowledges that, as part of the Custodian’s compensation, the Custodian will earn interest on cash balances held by the Custodian, including disbursement balances and balances arising from purchase and sale transactions, as provided in the Custodian’s indirect compensation disclosures.

5.3        Overdrafts and Indebtedness. The Custodian may, in its sole discretion, advance funds in any currency hereunder. If an overdraft occurs in an Account (including, without limitation, overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or if the Fund is for any other reason indebted to the Custodian, the Fund agrees to repay the Custodian on demand or upon becoming aware of the amount of the advance, overdraft or indebtedness, plus accrued interest at a rate then charged by the Custodian to its institutional custody clients in the relevant currency.

5.4        Securing Repayment. In order to secure repayment of the Fund’s obligations to the Custodian, the Fund hereby pledges and grants to the Custodian and agrees the Custodian shall have to the maximum extent permitted by law, a continuing first lien and security interest in, and right of setoff against: (a) all of the Fund’s right, title and interest in and to all Accounts in the Fund’s name and the Securities, cash and other property now or hereafter held in such Accounts (including proceeds thereof) and (b) any other property at any time held by the Custodian for the Fund. The Fund represents, warrants and covenants that it owns the Securities in the Accounts free and clear of all liens, claims and security interests, and that the first lien and security interest granted herein shall be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any other party (other than specific liens granted preferred status by statute). The Fund shall take any additional steps required to assure the Custodian of such priority security interest, including notifying third parties or obtaining their consent. The Custodian shall be entitled to collect from the Accounts sufficient cash for reimbursement, and if such cash is insufficient, to sell the Securities in the Accounts to the extent necessary to obtain reimbursement. In this regard, the Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules and regulations as then in effect.

5.5        Setoff. The Custodian has the right to debit any cash in the Accounts for any amount payable by the Fund in connection with any and all obligations of the Fund to the Custodian whether or not relating to or arising under this Agreement. In addition to the rights of the Custodian under applicable law and other agreements, at any time when the Fund shall not have honored any and all of its obligations to the Custodian, the Custodian shall have the right without notice to the Fund to retain or set-off against such obligations of the Fund any cash the Custodian or a BNY Mellon Affiliate may directly or indirectly hold for the Fund, and any obligations (whether or not matured) that the Custodian or a BNY Mellon Affiliate may have to the Fund in any currency. Any such asset of, or obligation to, the Fund may be transferred to the Custodian and any BNY Mellon Affiliate in order to effect the above rights.

5.6        Bank Borrowings. If the Fund borrows money from any bank (including the Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by the Custodian hereunder as collateral for such borrowings, the Fund shall deliver to the Custodian Instructions specifying with respect to each such borrowing: (a) the Series to which such borrowing relates, (b) the name of the bank, (c) the amount of the borrowing, (d) the time and date, if known, on which the loan is to be entered into, (e) the total amount payable to the Fund on the borrowing date, (f) the Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities and (g) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the ‘40 Act and the Fund’s prospectus. The Custodian shall deliver on the borrowing date specified in Instructions the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Instructions. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such Securities as additional collateral as may be specified in Instructions to collateralize further any transaction described in this Section 5.6. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in Instructions the Series, the name of the issuer of the Securities to be delivered as collateral by the Custodian, or the title and number of shares or the principal amount of any particular Securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any Securities.

SECTION 6 – SALE AND REDEMPTION OF SHARES

6.1        Sale of Shares. Whenever the Fund shall sell any shares issued by the Fund (“Shares”) it shall deliver to the Custodian Instructions specifying the amount of cash and/or Securities to be received by the Custodian for the sale of such Shares and specifically allocated to an Account for such Series. Upon receipt of such cash, the Custodian shall credit such cash to an Account in the name of the Series for which such cash was received.

6.2        Redemption of Shares. Except as provided hereinafter, whenever the Fund desires the Custodian to make payment out of the cash held by the Custodian hereunder in connection with a redemption of any Shares, it shall furnish to the Custodian Instructions specifying the total amount to be paid for such Shares. The Custodian shall make payment of such total amount to the transfer agent specified in such Instructions out of the cash held in an Account of the appropriate Series.

6.3        Check Redemptions. Notwithstanding the above provisions regarding the redemption of any Shares, whenever any Shares are redeemed pursuant to any check redemption privilege which may from time to time be offered by the Fund, the Custodian, unless otherwise instructed by Instructions, shall, upon presentment of such check, charge the amount thereof against the cash held in the Account of the Series of the Shares being redeemed, provided, that if the Fund or its agent timely advises the Custodian that such check is not to be honored, the Custodian shall return such check unpaid.

SECTION 7 – PAYMENT OF DIVIDENDS AND DISTRIBUTIONS

7.1        Determination to Pay. Whenever the Fund shall determine to pay a dividend or distribution on Shares it shall furnish to the Custodian Instructions setting forth with respect to the Series specified therein the date of the declaration of such dividend or distribution, the total amount payable and the payment date.

7.2        Payment. Upon the payment date specified in such Instructions, the Custodian shall pay out of the cash held for the account of such Series the total amount payable to the dividend agent of the Fund specified therein.

SECTION 8 – TAXES, REPORTS AND RECORDS

8.1        Tax Obligations. The Fund shall be liable for all taxes, assessments, duties and other governmental charges, including interest and penalties, with respect to any cash and Securities held on behalf of the Fund and any transaction related thereto. To the extent that the Custodian has received relevant and necessary information with respect to an Account, the Custodian shall perform the following services with respect to Tax Obligations:

a.        The Custodian shall, upon receipt of sufficient information, file claims for exemptions or refunds with respect to withheld foreign (non-United States) taxes in instances in which such claims are appropriate;

b.        The Custodian shall withhold appropriate amounts, as required by United States tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

c.        The Custodian shall provide to the Fund such information received by the Custodian (in its capacity as custodian) that could, in the Custodian’s reasonable belief, assist the Fund or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

8.2        Market Data. In providing Market Data related to the Accounts in connection with this Agreement, the Custodian is authorized to use Data Providers. The Custodian may follow Authorized Instructions in providing pricing or other Market Data, even if such instructions direct the Custodian to override its usual procedures and Market Data sources. The Custodian shall be entitled to rely without inquiry on all Market Data (and all Authorized Instructions related to Market Data) provided to it, and the Custodian shall not be liable for any Losses incurred as a result of errors or omissions with respect to any Market Data utilized by the Custodian or the Fund hereunder. Market Data may be the intellectual property of the Data Providers, which may impose additional terms and conditions upon the Fund’s use of the Market Data. The additional terms and conditions can be found in the Data Terms Website. The Fund agrees to those terms as they are posted in the Data Terms Website from time to time.

8.3        Statements and Reports. The Custodian shall make available to the Fund a monthly report of all transfers to or from the Accounts and a statement of all holdings in the Accounts as of the last Business Day of each month. The Fund may elect to receive certain information electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Fund acknowledges that such transmissions are not encrypted and therefore are not secure. The Fund further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Custodian shall not be responsible for any Losses suffered or incurred by the Fund or any person claiming by or through the Fund as a result of the use of such methods.

8.4        Review of Reports. If, within ninety (90) days after the Custodian makes available to the Fund a statement with respect to the Accounts, the Fund has not given the Custodian written notice of any exception or objection thereto, the statement shall be deemed to have been approved, and in such case, the Custodian shall not be liable for any claims concerning such statement.

8.5        Books and Records. The books and records pertaining to the Fund which are in possession of the Custodian shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the ‘40 Act and the rules thereunder. The Fund, or its authorized representatives, shall have access to such books and records during the Custodian’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Custodian to the Fund or its authorized representative. Upon the reasonable request of the Fund, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by the Custodian on a computer disc, or are similarly maintained.

8.6        Required Disclosure. With respect to Securities issued in the United States, the Shareholder Communications Act of 1985 (the “Act”) requires the Custodian to disclose to issuers, upon their request, the name, address and securities position of the Custodian’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. The Fund represents that it is the beneficial owner of the Securities. As beneficial owner it has designated below whether it objects to the disclosure of its name, address and securities position to any United States issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Fund.

With respect to Securities issued outside the United States, the Custodian shall disclose information required by law, regulation, rules of a stock exchange or organizational documents of an issuer. The Custodian is also authorized to supply any information regarding the Accounts that is required or requested by governmental or regulatory authorities or by any law, regulation or rules now or hereafter in effect. The Fund agrees to supply the Custodian with any required information if it is not otherwise reasonably available to the Custodian.

Pursuant to this Section 8.6, as Beneficial Owner:

[    ] The Fund OBJECTS to disclosure

[    ] The Fund DOES NOT OBJECT to disclosure

IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE FUND.]

8.7        Tools. From time to time the Custodian may make available to the Fund or its agent(s) certain computer programs, products, services, reports or information (including, without limitation, information obtained by the Custodian from third parties and information reflecting the Custodian’s input, evaluation and interpretation) (collectively, “Tools”). Tools may allow the Fund or its agent(s) to perform certain analytic, accounting, compliance, reconciliation and other functions with respect to an Account. By way of example, Tools may assist the Fund or its agent(s) in analyzing the performance of investment advisers appointed by the Fund, determining on a post-trade basis whether transactions for an Account comply with the Fund’s investment guidelines, evaluating assets at risk and performing account reconciliations. Tools, as well as practices and processes developed by or for the Custodian in connection with the services provided to the Fund, (1) may be used only for the Fund’s internal purposes, and may not be resold, redistributed or otherwise made available to third parties and (2) are the sole and exclusive property of the Custodian (and its suppliers if applicable). The Fund may not reverse engineer or decompile any computer programs provided by the Custodian comprising, or provided as a part of, any Tools. Information supplied by third parties may be incorrect or incomplete, and any information, reports, analytics or other services supplied by the Custodian that rely on information from third parties may also be incorrect or incomplete. All Tools are provided “AS IS”, whether or not they are modified to meet specific needs of the Fund and regardless of whether the Custodian is compensated by the Fund for providing such Tools. THE CUSTODIAN DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOOLS, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, THE CUSTODIAN AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOSS, COST, EXPENSE, DAMAGE, LIABILITY OR CLAIM SUFFERED OR INCURRED BY THE FUND, ITS AGENT(S) OR ANY OTHER PERSON AS A RESULT OF USE OF, INABILITY TO USE OR RELIANCE UPON ANY TOOLS.

SECTION 9 – PROVISIONS REGARDING THE CUSTODIAN

9.1        Standard of Care. In performing its duties under this Agreement, the Custodian shall exercise the standard of care and diligence that a professional custodian would observe in these affairs.

9.2        Limitation of Duties and Liability. Notwithstanding anything contained elsewhere in this Agreement, the Custodian’s liability hereunder is limited as follows:

a.        The duties of the Custodian shall only be those specifically undertaken pursuant to this Agreement and shall be subject to such other limits on liability as are set out herein;

b.        The Custodian shall not be liable for any Losses that are not a direct result of the Custodian’s negligence or willful misconduct;

c.        The Custodian shall not be responsible for the title, validity or genuineness of any Securities or evidence of title thereto received by it or delivered by it pursuant to this Agreement or for Securities held hereunder being freely transferable or deliverable without encumbrance in any relevant market;

d.        The Custodian shall not be responsible for the failure to receive payment of, or the late payment of, income or other payments due to an Account;

e.        The Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment;

f.        The Custodian may obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice;

g.        The Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to the Fund’s or an Authorized Person’s decision to invest in Securities or to hold cash in any currency;

h.        The Custodian shall have no responsibility if the rules or procedures imposed by Depositories or Foreign Depositories, exchange controls, asset freezes or other laws, rules, regulations or orders at any time prohibit or impose burdens or costs on the transfer of Securities or cash to, by or for the account of the Fund; and

i.        The Custodian shall have no liability for any Losses arising from the insolvency of any Person, including but not limited to a Subcustodian, Depository, Foreign Depository, broker, bank or counterparty to the settlement of a transaction or a foreign exchange transaction, except as provided in Section 2.1(b) and Section 2.2.

9.3        Losses. Under no circumstances shall the Custodian be liable to the Fund or any third party for indirect, consequential or special damages, or lost profits or loss of business, arising in connection with this Agreement, even if the Custodian has been advised of the possibility of such damages.

9.4        Gains. Where an error or omission has occurred under this Agreement, the Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that the Fund is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of the Custodian’s remedial action shall be solely for the account of the Custodian, without any duty to report to the Fund any loss assumed or benefit received by it as a result of taking such action.

9.5        Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes the Custodian to disclose information regarding the Fund and the Accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Custodian may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

9.6        Force Majeure. Notwithstanding anything in this Agreement to the contrary, neither party shall be responsible or liable for any failure to perform under this Agreement or for any Losses to any Account resulting from any event beyond the reasonable control of such party.

9.7        Fees. The Fund shall pay to the Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at the Custodian’s standard rates for such services as may be applicable. The Fund shall also reimburse the Custodian for out-of-pocket expenses that are a normal incident of the services provided hereunder.

9.8        Indemnification. The Fund shall indemnify and hold harmless the Custodian from and against all Losses, including reasonable counsel fees and expenses in third party suits and in a successful defense of claims asserted by the Fund, relating to or arising out of the performance of the Custodian’s obligations under this Agreement, except to the extent resulting from the Custodian’s negligence or willful misconduct. This provision shall survive the termination of this Agreement.

SECTION 10 – AMENDMENT; TERMINATION; ASSIGNMENT

10.1        Amendment. This Agreement may be amended only by written agreement between the Fund and the Custodian.

10.2        Termination. (a) This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 10.2 prior thereto, until October 31, 2017 (the “Initial Term”). This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Fund or Custodian gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable. Upon termination hereof, the Fund shall pay to the Custodian such compensation as may be due to the Custodian, and shall likewise reimburse the Custodian for other amounts payable or reimbursable to the Custodian hereunder. The Custodian shall follow such reasonable Instructions concerning the transfer of custody of records, Securities and other items as the Fund shall give; provided that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Securities or cash remain in any Account after termination, the Custodian may deliver to the Fund such Securities and cash. Provisions authorizing the disclosure of information shall survive termination of this Agreement. Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

(b)        If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

10.3         Successors and Assigns. Neither the Fund nor the Custodian may assign this Agreement without the prior written consent of the other party, except that the Custodian may assign this Agreement to any BNY Mellon Affiliate without the need for such consent. Any entity that shall by merger, consolidation, purchase or otherwise succeed to substantially all the institutional custody business of the Custodian shall, upon such succession and without any appointment or other action by the Fund, be and become successor custodian hereunder. The Custodian agrees to provide notice of such successor custodian to the Fund. This Agreement shall be binding upon, and inure to the benefit of, the Fund and the Custodian and their respective successors and permitted assigns.

SECTION 11 – ADDITIONAL PROVISIONS

11.1         Non-Custody Assets. As an accommodation to the Fund, the Custodian may provide consolidated recordkeeping services pursuant to which the Custodian reflects on statements securities and other assets not held by, or under the control of, the Custodian (“Non-Custody Assets”). Non-Custody Assets shall be designated on the Custodian’s books as “shares not held” or by other similar characterization. The Fund acknowledges and agrees that it shall have no security entitlement against the Custodian with respect to Non-Custody Assets, that the Custodian shall rely, without independent verification, on information provided by the Fund, its designee or the entity having custody regarding Non-Custody Assets (including but not limited to positions and market valuations), and that the Custodian shall have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on the Custodian’s books or set forth on account statements concerning Non-Custody Assets.

11.2         Appropriate Action. The Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to an Account that it deems necessary or appropriate in carrying out the purposes of this Agreement.

11.3         Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the state of New York without regard to its conflicts of law provisions. The parties consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute hereunder. The Fund irrevocably waives any objection it may now or hereafter have to venue in such court and any claim that a proceeding brought in such court has been brought in an inconvenient forum. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Agreement. The parties agree that the establishment and maintenance of the Accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the state of New York.

11.4         Representations. Each party represents and warrants to the other party that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

11.5         USA PATRIOT Act. The Fund hereby acknowledges that the Custodian is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Custodian must obtain, verify and record information that allows the Custodian to identify the Fund. Accordingly, prior to opening an Account hereunder, the Custodian will ask the Fund to provide certain information including, but not limited to, the Fund’s name, physical address, tax identification number and other information that will help the Custodian to identify and verify the Fund’s identity, such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Fund agrees that the Custodian cannot open an Account hereunder unless and until the Custodian verifies the Fund’s identity in accordance with the Custodian’s CIP.

11.6         Privacy and Information Security. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except disclosures in connection with carrying out the services set forth in this Agreement or as otherwise permitted by law or regulation. The Custodian agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. The Custodian will implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the non-public personal information of the Fund’s current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) ensure the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals, and (iv) ensure appropriate disposal of such information.

11.7         Non-Fiduciary Status. The Fund hereby acknowledges and agrees that the Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

11.8         Notices. Notices shall be in writing and shall be addressed to the Custodian or the Fund at the address set forth on the signature page or such other address as either party may designate in writing to the other party. All notices shall be effective upon receipt.

11.9         Entire Agreement. This Agreement and any related fee agreement constitute the entire agreement with respect to the matters dealt with herein, and supersede all previous agreements, whether oral or written, and documents with respect to such matters.

11.10         Necessary Parties. All of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the Fund and the Custodian, and there are no other parties who are intended to be benefited by this Agreement.

11.11         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.

11.12         Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the latest date set forth below.

Authorized Signer of:		Authorized Officer of:

MANNING & NAPIER FUND, INC.		THE BANK OF NEW YORK MELLON

By:	/s/Jodi L. Hedberg	By:	/s/ Karen S. Vavra
Name:	Jodi L. Hedberg	Name:	/s/Karen S. Vavra
Title:	Corporate Secretary	Title:	Managing Director
Date:	March 6, 2015	Date:	April 7, 2015

Address for Notice:		Address for Notice:
Manning & Napier Fund, Inc. 290 Woodcliff Drive Fairport, NY 14450		The Bank of New York Mellon c/o BNY Mellon Asset Servicing 301 Bellevue Parkway Wilmington, DE 19809

Attention: Corporate Secretary		Attention: Legal Department

SCHEDULE I

Portfolios

Core Bond Series
Core Plus Bond Series
Disciplined Value Series (formerly Dividend Focus Series)
Diversified Tax Exempt Series
Equity Series
International Series
New York Tax Exempt Series
Ohio Tax Exempt Series
Overseas Series
Tax Managed Series
World Opportunities Series
High Yield Bond Series
Real Estate Series
Pro-Blend Conservative Term Series
Pro-Blend Moderate Term Series
Pro-Blend Extended Term Series
Pro-Blend Maximum Term Series
Target 2010 Series
Target 2020 Series
Target 2030 Series
Target 2040 Series
Target 2050 Series
Target Income Series
Emerging Markets Series
Inflation Focused Equity Series
Strategic Income Conservative Series
Strategic Income Moderate Series
Global Fixed Income Series
Target 2015 Series
Target 2025 Series
Target 2035 Series
Target 2045 Series
Target 2055 Series
Dynamic Opportunities Series
Equity Income Series
Focused Opportunities Series

FOREIGN CUSTODY MANAGER AGREEMENT

AGREEMENT made as of February 1, 2015 by and between MANNING & NAPIER FUND, INC. (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager on the terms and conditions contained herein;

WHEREAS, BNY desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

SECTION 12

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

12.1     “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

12.2     “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

12.3     “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

12.4     “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

12.5     “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended on June 12, 2000.

12.6     “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.

SECTION 13

BNY AS A FOREIGN CUSTODY MANAGER

13.1     The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

13.2     BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

13.3     BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

SECTION 14

RESPONSIBILITIES

14.1     Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

14.2     For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

SECTION 15

REPRESENTATIONS

15.1     The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

15.2     BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

SECTION 16

CONCERNING BNY

16.1     BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (“Losses”), sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

16.2     BNY shall exercise the reasonable care described in Section 1 of Article III above in the selection or retention, monitoring and continued use of an Eligible Foreign Custodian (“Required Care”). With respect to any Losses incurred by the Fund as a result of an act or the failure to act by any Eligible Foreign Custodian (“Operational Losses”), BNY shall be liable for: (i) Operational Losses with respect to securities or cash held by BNY with or through an affiliate of BNY to the extent BNY would be liable if the applicable act or failure to act was that of BNY; and (ii) Operational Losses with respect to securities or cash held by BNY with or through an Eligible Foreign Custodian (other than an affiliate of BNY) to the extent that such Operational Losses were caused by failure on the part of BNY to exercise Required Care; provided that in no event shall BNY have any liability for Operational Losses arising out of or relating to a Country Risk Event. With respect to all other Operational Losses not covered by clauses (i) and (ii) above, BNY shall take appropriate action to recover such Operational Losses from the applicable Eligible Foreign Custodian and BNY’s sole liability shall be limited to amounts recovered from such Eligible Foreign Custodian (exclusive of costs and expenses incurred by BNY). For the purposes of this provision, “Country Risk Event” shall mean (a) issues relating to the financial infrastructure of a country, (b) issues relating to a country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) issues relating to a country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations, redenominations or fluctuations or (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

16.3     The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

16.4     For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

16.5     BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

SECTION 17

MISCELLANEOUS

17.1     This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

17.2     Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

17.3     Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 290 Woodcliff Drive Fairport, NY 14450 or at such other place as the Fund may from time to time designate in writing.

17.4     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

17.5     This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17.6     The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

17.7     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.8     This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

MANNING & NAPIER FUND, INC.

By: /s/ Jodi L. Hedberg

Name: Jodi L. Hedberg

Title: Corporate Secretary

THE BANK OF NEW YORK MELLON

By: /s/ Karen S. Vavra

Name: Karen S. Vavra
Title: Managing Director

Date: April 4, 2015

SCHEDULE I

Specified Countries

The countries included here are those referenced in BNY Mellon Global Network Management document entitled Global Custody Network (FCM) that is periodically updated and will be provided to the Fund when updated.

October 30, 2014

MANNING & NAPIER FUND, INC.

Re: Custody Fees

Dear Sir/Madam:

This letter, effective as of November 1, 2014, constitutes our agreement with respect to compensation to be paid to The Bank of New York Mellon (“Custodian” or “BNY Mellon”) as follows: (i) from November 1, 2014 to January 31, 2015 pursuant to the terms of the Amended and Restated Mutual Fund Custody and Services Agreement dated as of May 8, 2006 between Manning & Napier Fund, Inc. (“you” or the “Fund”) and Custodian (the “2006 Agreement”) and (ii) from and after February 1, 2015 pursuant to the terms of a Custody Agreement dated as of February 1, 2015 between Custodian and the Fund, as may be amended from time to time (the “2015 Agreement”) for services provided on behalf of each of the Fund’s portfolios (the “Portfolios”). (The 2006 Agreement and the 2015 Agreement are collectively referred to herein as the “Agreements”.) Pursuant to the Agreements, and in consideration of the services to be provided to each Portfolio, you will pay Custodian certain fees and out-of-pocket and other charges as set forth below. This fee letter supersedes all previous fee schedules with respect to the fees set forth herein, including the mutual fund custody fee schedule dated October 2012.

Asset Based Fees for U.S Assets:

The following fee will be calculated daily based upon each Portfolio’s average gross assets and payable monthly, in the following amounts:

.0040% of the first $10 billion of average gross assets;

.0025% of the next $10 billion of average gross assets; and

.0020% of average gross assets over $20 billion.

Asset Based Fees for Non-U.S. Markets Assets:

See attached Schedule A.

Transaction Charges

U.S. Trade Capture & Settlement:

Per Depository Eligible Transaction	$5.00
(includes purchases, sales, free receipts, free deliveries)
Per Physical	$15.00
Per P&I, Payup/Paydown	$3.00
Per Repo Transaction and Related Collateral	$15.00

Per Leg of Futures, Option, or Swap Transaction	$12.00
Per Fund of Funds	$6.00

Note: Custodian reserves the right to charge for cancel and treat them as a transaction (if arising from action of Fund or investment manager)

Non-U.S. Markets Capture & Settlement:

See attached Schedule A

Other:

Per Incoming/Outgoing U.S. Wire/Margin Variation	$3.50
Per Check	$3.50
Per Internal Cash Transfer	$2.50
Per F/X Not Executed at BNY Mellon	$20.00
3rd-party security lending (per lender)-annual fee	$100,000

Miscellaneous:

Custodian reserves the right to amend its fees if the service requirements change in a way that materially affects its responsibilities or costs. Support of other derivative investment strategies or special processing requirements (e.g. external cash sweep, etc.) may result in additional fees. Custodian reserves the right to increase transaction fees proportionally to any 3rd-party or Sub-Custodian fee increases, such as special/penalty charges by depositories (e.g. certifications) and fees on cash balances.

Custodian will waive all costs associated with customary inbound asset conversion.

Please note that the definition of fee/compensation does not include revenue earned by BNY Mellon from foreign exchange transactions entered into by the Fund or your investment manager. When BNY Mellon enters into a foreign exchange transaction with the Fund, it is acting as a principal counterparty in the transaction and is either buying or selling currency for its own account. It is not providing a service to the Fund.

BNY Mellon has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNY Mellon and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees and/or bonuses to employees of BNY Mellon or its subsidiaries who may have been involved in a referral that resulted in the obtaining of products or services by Client covered by the Agreements to which this Fee Schedule relates or which may be ancillary or supplemental to such products or services. Any such referral fees or bonuses are funded solely out of fees and commissions paid with respect to all such services or products.

For details on certain direct and indirect compensation that may be earned by BNY Mellon, please refer to our website: www.bnymellon.com/as-disclosures. Once on the site, the following password will be required to review the content: ASCOMP00 (note: the last 2 digits in the password are zeros).

Custodian will pass through to the Fund any out-of-pocket expenses including (but not limited to) vendor costs, postage, courier expense, telex charges, external legal and tax fees, registration fees, and stamp duties.

Additional fees may be incurred for miscellaneous items including, but not limited to, custom reporting or custom programming, custom processing, internal/external legal or consulting costs and proxy voting expenses, corporate actions, swift reporting, non-USD wire transfers, third party securities lending and materials associated with the production and distribution of End-client statements and invoices.

BNY Mellon will file class action Proofs of Claim on the Fund’s behalf. An amount equal to 2% of the proceeds will be charged against each participating account at the time the proceeds are credited.

BNY Mellon may earn indirect compensation for items including but not limited to overdrafts, float, bank deposits and Net Interest Revenue. Any additional services will incur additional fees (e.g. accounting, benefit payments, performance and risk analytics, etc).

Some of the compensation charged by our subcustodians for custodial services in various markets is set on a transaction basis. This transaction based compensation is not paid directly by our clients but rather a portion of the compensation which BNY Mellon receives pursuant to the Fee Schedule is shared with our subcustodians in the various markets to cover the transaction based services. A list of subcustodians is available on Workbench or upon request.

Earnings Credit on Balances/Interest on Overdrafts: If funds are left uninvested at the Custodian by the Fund, an earnings credit will be given at the 90 day T-Bill rate of 90% of the uninvested balance. Monthly credit balances will roll forward, to offset future custodian charges. Credit balances are used exclusively to offset custody charges. Any credit remaining at year-end will expire, will not apply to investment related expenses, and may not be transferred. Overdrafts, excluding bank errors, will cause a reduction of earnings credits daily, computed at fed funds rate plus 150 basis points.

All amounts due will be payable within 30 days of invoice date. Fees not paid within 60 days of the date of the invoice will be subject to a late charge of 1.5% per month. Any objections, corrections, or adjustments to a bill must be raised within 12 months of the billing date. In addition, BNY Mellon reserves the right to adjust a client bill for any under-billed activities up to 12 months after the billing date. After the 12-month period, all bills will be considered final.

From time-to-time BNY Mellon reserves the right to review portfolios to capture significant changes.

Upon thirty (30) days prior written notice BNY Mellon may increase fees once each contract year (November 1 - October 31) by the lesser of (i) 1.5%, or (ii) the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor, since November 1, 2014 or the last such adjustment in the fees subsequent to November 1, 2014 pursuant to this paragraph. BNY Mellon must invoke this clause (give the written notice provided for above) with respect to a particular contract year or with respect to a 12-month period commencing within such contract year within 120 days of the end of the prior contract year.

The term of this fee letter shall run coterminous with and be identical to the term of the 2015 Agreement and shall be determined solely by reference to the term of the 2015 Agreement. For clarification and by way of example: if the 2015 Agreement automatically renews pursuant to Section 10.2 of the 2015 Agreement and no written amendment to this fee letter is made, then this fee letter remains in effect during the renewal term of the 2015 Agreement, and if a notice of non-renewal or termination is given under the 2015 Agreement, this fee letter remains in effect for so long as any services are provided under the 2015 Agreement.

All of the information contained within this schedule is confidential and should not be made available to third parties without prior permission from BNY Mellon.

The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

THE BANK OF NEW YORK MELLON

By:/s/ Karen S. Vavra

Name: Karen S. Vavra

Title: Managing Director

Agreed and Accepted:

MANNING & NAPIER FUND, INC.

By:/s/ Jodi L. Hedberg

Name: Jodi L. Hedberg

Title: Corporate Secretary

Schedule A

Countries	Basis Points	Transaction Charge per item
Armenia	75.00	$200.00
Argentina	10.00	$30.00
Australia	4.00	$25.00
Austria	4.00	$30.00
Bahrain	50.00	$85.00
Bangladesh	40.00	$60.00
Belgium	4.00	$25.00
Benin	47.00	$141.00
Bermuda	45.00	$60.00
Botswana	30.00	$60.00
Brazil	5.00	$25.00
Bulgaria	50.00	$85.00
Burkina Faso	32.00	$105.00
Canada	0.25	$5.00
Cayman Islands	14.00	$40.00
Channel Islands	14.00	$40.00
Chile	30.00	$85.00
China	25.00	$85.00
Colombia	35.00	$85.00
Costa Rica	27.00	$65.00
Croatia	50.00	$85.00
Cyprus	12.00	$46.00
Czech Republic	25.00	$40.00
Denmark	4.00	$30.00
Ecuador	33.00	$69.00
Egypt	40.00	$85.00
Estonia	50.00	$85.00
Euroclear	1.15	$10.00
Finland	4.00	$25.00
France	2.00	$15.00
Germany	2.00	$15.00
Ghana	30.00	$60.00
Greece	25.00	$40.00
Guinea Bissau	44.00	$143.00
Hong Kong	4.00	$30.00
Hungary	35.00	$40.00
Iceland	50.00	$85.00
India	30.00	$40.00
Indonesia	15.00	$40.00
Ireland	3.00	$25.00
Israel	25.00	$40.00
Italy	2.00	$15.00

Ivory Coast	39.00	$109.00
Jamaica	30.00	$69.00
Japan	2.00	$15.00
Jordan	50.00	$85.00
Kazakhstan	50.00	$85.00
Kenya	30.00	$76.00
Kuwait	8.00	$30.00
Latvia	50.00	$85.00
Lebanon	50.00	$85.00
Lithuania	50.00	$85.00
Luxembourg	5.00	$25.00
Malaysia	5.00	$30.00
Mali	36.00	$101.00
Malta	21.00	$68.00
Mauritius	30.00	$60.00
Mexico	4.00	$25.00
Morocco	50.00	$85.00
Namibia	31.00	$62.00
Netherlands	2.00	$15.00
New Zealand	2.00	$15.00
Niger	43.00	$127.00
Nigeria	29.00	$51.00
Norway	4.00	$25.00
Oman	50.00	$85.00
Pakistan	50.00	$60.00
Palestinian Autonomous Area	46.00	$128.00
Panama	50.00	$85.00
Peru	35.00	$40.00
Philippines	8.00	$60.00
Poland	30.00	$60.00
Portugal	9.00	$30.00
Qatar	36.00	$120.00
Romania	50.00	$85.00
Russia	50.00	$85.00
Saudi Arabia	32.00	$93.00
Senegal	46.00	$130.00
Serbia	38.00	$98.00
Singapore	3.00	$22.00
Slovak Republic	50.00	$60.00
Slovenia	50.00	$85.00
South Africa	5.00	$25.00
South Korea	5.00	$25.00
Spain	2.00	$20.00
Sri Lanka	10.00	$30.00
Swaziland	36.00	$63.00
Sweden	2.00	$15.00
Switzerland	2.00	$15.00
Taiwan	20.00	$40.00

Thailand	8.00	$30.00
Togo	47.00	$141.00
Trinidad & Tobago	32.00	$58.00
Tunisia	50.00	$85.00
Turkey	10.00	$30.00
UAE	38.00	$125.00
United Kingdom	1.80	$15.00
Uganda	37.00	$80.00
Ukraine	50.00	$85.00
Uruguay	50.00	$60.00
Venezuela	40.00	$85.00
Vietnam	50.00	$85.00
Zambia	30.00	$85.00
Zimbabwe	35.00	$40.00
Not In Bank/ Not in Custody Assets	by country as above	$100.00